Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2014, except for the effects of the reverse stock split described in Note 16 to the consolidated financial statements, as to which the date is April 1, 2014, relating to the consolidated financial statements of TriVascular Technologies, Inc., which appears in TriVascular Technologies, Inc.’s prospectus filed pursuant to Rule 424(b) in connection with TriVascular Technologies, Inc.’s Registration Statement on Form S-1 (No. 333-194466).

/s/ PricewaterhouseCoopers LLP

San Jose, CA

April 25, 2014